SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                          GK INTELLIGENT SYSTEMS, INC.
              ---------------------------------------------------
             (Exact name of Registrant as specified in its charter)


      DELAWARE                                                   76-0513297
-----------------------------                                  ---------------
State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                               Identification No.)

 2606 Yorktown Place, Houston, Texas                               77056
---------------------------------------                          --------
(Address of principal executive offices)                        (Zip Code)

               Consulting Contract with Stanton, Walker & Company
               Compensation Agreement with Wenthur & Chachas, LLP
               -------------------------------------------------
                            (Full Title of the Plan)

                                 Gary F. Kimmons
                                President and CEO
                               2602 Yorktown Place
                              Houston, Texas 77056
                      ------------------------------------
                     (Name and Address of Agent For Service)

                                 (713) 626-1504
           ---------------------------------------------------------
          (Telephone Number, Including Area Code of Agent For Service)

                          Copies of Communications to:
                             George G. Chachas, Esq.
                             Wenthur & Chachas, LLP
                     4180 La Jolla Village Drive, Suite 500
                           La Jolla, California 92037
                                 (858) 457-3800


                         Calculation of Registration Fee

===================================================== ============== ======================= ======================== =============
                                                                        Proposed Maximum        Proposed Maximum        Amount Of
             Title Of Securities To Be                Amount To Be     Offering Price Per      Aggregate Offering      Registration
                     Registered                       Registered(1)         Share(2)                Price(3)              Fee(3)
----------------------------------------------------- -------------- ----------------------- ------------------------ -------------
----------------------------------------------------- -------------- ----------------------- ------------------------ -------------

Stanton, Walker & Company Consulting Agreement
Common Stock, par value $0.001 per share                 900,000             $0.125                   $112,500            $9.10
----------------------------------------------------- -------------- ----------------------- ------------------------ -------------
----------------------------------------------------- -------------- ----------------------- ------------------------ -------------

Wenthur & Chachas, LLP Compensation Agreement
Common Stock, par value $0.001 per share                 160,000             $0.125                   $20,000             $1.62
----------------------------------------------------- -------------- ----------------------- ------------------------ -------------

(1) This Registration Statement covers (a) 900,000 shares of the Registrant's common stock, par value $0.001 per share (the "Common Stock"), to be issued pursuant to the Consulting Contract with Stanton, Walker & Company, and (b) 160,000 shares of common stock, $0.001 par value to be issued pursuant to the Compensation Agreement with Wenthur & Chachas, LLP, in payment of previous legal services provided to the Registrant.

(2) For the purpose of determining the registration fee pursuant to Rule 457(h)(1) on the basis of the price at which the common stock is to be issued pursuant to the Consulting Contract with Stanton, Walker & Company and the Compensation Agreement with Wenthur & Chachas, LLP.

(3) Calculated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, for the purpose of determining the registration fee.

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
                                    PART II.

               Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

     GK Intelligent Systems, Inc., (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

          (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed with the Commission on May 5, 2003, which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

          (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in paragraph (a) above.

          (c) The description of the Registrant's common stock, which is contained in a registration statement filed on Form 10-SB with the Commission on January 24, 1997, registration number 000-22057, as amended.

          In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     The Company's authorized capital consists of 275,000,000 shares of $0.001 par value common stock. There were 27,216,273 shares of common stock issued and outstanding as of November 5, 2003. Each share of our outstanding common stock is entitled to share equally with each other share of common stock in dividends from legally available sources, when, as, and if declared by our Board and, upon liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets that are available for distribution to the holders of the common stock. Each holder of common stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of common stock have no preemptive rights, redemption rights or rights of conversion with respect to the common stock. All outstanding shares of common stock and all shares underlying any warrants or options when issued will be fully paid and non-assessable by the Company. The Company's Board is authorized to issue additional shares of common stock within the limits authorized by our certificate of incorporation and without stockholder action.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the Registrant's common stock that may be offered under the Plan will be passed upon for Registrant by Wenthur & Chachas, LLP, 4180 La Jolla Village Drive, Suite 500, La Jolla, California 92037. Attorneys who are partners or employed by Wenthur & Chachas, LLP, who have provided advice to the Registrant own an aggregate of 150,000 restricted shares of the Registrant's common stock.

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
Item 6. Indemnification of Directors and Officers.

     The By-laws of the Registrant DO NOT contain a provision entitling any director or executive officer to indemnification against its liability under the Securities Act.

     The Delaware General Corporation Law allows a company to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the Registrant. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

     Provided the terms and conditions of these provisions under Delaware law are met, officers, directors, employees, and agents of the Registrant may be indemnified against any cost, loss, or expense arising out of any liability under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

     Section 145 of the Delaware General Corporation Law, provides further for permissive indemnification of officers and directors, and insurance, as follows:

          (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by such person in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     Article XI. of the Certificate of Incorporation and Article 10., of the Amended and Restated By-laws of the Registrant, restates the above-referenced indemnification provisions of the Delaware General Corporation Law. This right to indemnification continues as to persons who have ceased to be agents of the Company and inures to the benefit of such persons' heirs, executors and administrators.

     It is the position of the Securities and Exchange Commission (the "Commission") that indemnification against liabilities for violations under the federal securities laws, rules and regulations is against public policy. See subparagraph (h) of Item 9 below.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

     Exhibit    Description
     -------    ---------------------------------------------------------------
     4.1  Consulting Agreement with Stanton, Walker & Company;

     4.2  Compensation Agreement with Wenthur & Chachas, LLP;

     5.1  Opinion of Wenthur & Chachas, LLP

     23.1 Consent of HJ & Associates, LLC

     23.2 Consent of Wenthur & Chachas, LLP (included in Exhibit 5.1).

     24.1 Power of Attorney.

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Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and are incorporated by reference to the registration statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the date written below.


                                                GK INTELLIGENT SYSTEMS, INC.



Dated: November 6, 2003                         /S/ Gary F. Kimmons
                                                -------------------------------
                                                By:  Gary F. Kimmons
                                                Its: President, Chief Executive
                                                     Officer
                                                     and Chief Financial Officer



Dated: November 6, 2003                         /S/ Kathryn Kimmions
                                                -------------------------------
                                                By:  Kathryn Kimmons
                                                Its:  Secretary

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                                  EXHIBIT INDEX

     Exhibit     Description
     -------    --------------------------------------------------------------
     4.1        Consulting Agreement with Stanton, Walker & Company
     4.2        Compensation Agreement with Wenthur & Chachas, LLP
     5.1        Opinion of Wenthur & Chachas, LLP
     23.1       Consent of HJ & Associates, LLC
     23.2       Consent of Wenthur & Chachas, LLP (included in Exhibit 5.1).
     24.1       Power of Attorney.